Exhibit 10.2

EMPLOYMENT AGREEMENT

AGREEMENT made this 1st day of October, 2004, by and between MTR Gaming Group, Inc., a Delaware corporation having its principal office at State Route 2 South, Chester, West Virginia 26034, together with all of its subsidiaries whether now existing or hereafter formed or acquired (collectively, the “Company”), and Robert A. Blatt, 25 Ocean Avenue, Larchmont, NY 10538 (“Executive”).

WHEREAS, the Executive has served the Company in the capacity of Vice President, Chairman of the Finance Committee, and Assistant Secretary; and

WHEREAS, has been instrumental in the Company’s improved performance and profitability; and

WHEREAS, the prior employment agreement between the Company and Executive (the “1999 Employment Agreement”) expired by its terms on February 1, 2004; and

WHEREAS, the parties wish to enter into a new agreement reflecting the present status of the Executive’s employment relationship to the Company;

Now, therefore, the parties, in reliance upon the mutual promises and covenants herein contained, do hereby agree as follows:

1.                                       Performance of Prior Agreement.  The Company and Executive acknowledge that each has fully performed its obligations under the 1999 Employment Agreement.

2.                                       Term.  The Company hereby agrees to employ Executive, and Executive agrees to serve the Company, in the capacity of Vice President, Chairman of the Company’s Finance Committee, and Assistant Secretary for a two-year period commencing on October 1, 2004, (the “Employment Date”) and ending on October 1, 2006 (such period, subject to earlier termination as provided herein, being referred to as the “Period of Employment”).  The Company shall have three one-year options to extend the Period of Employment.  With respect to each such option to extend, the Company shall provide Executive written notice within sixty (60) days prior to the expiration of the Period of Employment that would occur absent such extension.

3.                                       Duties and Services.  During the Period of Employment, Executive agrees to serve the Company as Assistant Secretary, Vice President, Chairman of the Finance Committee, as well as Assistant Secretary and Vice President of Mountaineer Park, Inc., and in such other offices and directorships of the Company and of its subsidiaries and related companies (collectively, “Affiliates”) to which he may be elected or appointed, and to perform such other reasonable and appropriate duties as may be requested of him by the board of directors of the Company (the “Board of Directors”), in accordance with the terms herein set forth.  Executive shall manage the Company’s relationship with its financial advisors, investment bankers, and investor relations counsel in connection with public financing as well as merger and acquisition activity. In performance of his duties, Executive shall be subject to the direction of the Board of Directors.  Executive shall devote such of his time, energy and skill during regular business hours to the business and affairs of the Company and its affiliates and to the promotion of their interests as is required.  The Company acknowledges, however, that the Executive is also engaged in other businesses that do not compete with the Company and that the executive may maintain his office in the New York area at a place of his choosing.

4.                                       Compensation.

(a)                                  Base Salary.  The base salary of the Executive for his services pursuant to the terms of this Agreement shall be $225,000 per year, payable in equal bi-monthly installments, or on such other terms as may mutually be agreed upon by the Company and Executive.  Executive’s base salary shall be subject to an automatic cost-of-living increase of five percent (5%) on each anniversary of this Agreement, and shall be subject to periodic increase by the Compensation Committee of the Board of Directors in its discretion.

(b)                                 Bonus.  Executive shall be entitled to a cash bonus of up to 50% of Executive’s base salary, in the discretion of the Compensation Committee, such discretion to be guided by the Executive’s performance related to execution of the Company’s investor relations plan and corporate finance plan.  Executive may receive such other benefits, such as stock or stock option awards, as the Compensation Committee of the Board of Directors may periodically award in its discretion based on the Executive’s performance.

(c)                                  Benefit Plans and Fringe Benefits.  Executive shall receive such employment fringe benefits and shall be entitled to participate in other employee benefit plans, including without limitation any pension plan, profit-sharing plan, savings plan, deferred compensation plan, stock option plan, life insurance made available by the Company now or in the future to its executives as the Compensation Committee of the Board of Directors may periodically award in its discretion based on the Executive’s performance, subject to and on a basis consistent with the terms, conditions and overall administration of such Benefit Plans.  Specifically, and without limitation, the Company will provide Executive a deferred compensation plan.

(d)                                 Expenses.  All travel and other expenses incident to the rendering of services by Executive hereunder shall be paid by the Company.  If any such expenses are paid in the first instance by Executive, the Company shall reimburse him therefor on presentation of the appropriate documentation required by the Internal Revenue Code of 1986, as amended (the “Code”), or Treasury Regulations promulgated thereunder, or otherwise required under the Company’s policy with respect to such expenses.

(e)                                  Working Facilities.  Executive shall be reimbursed at the rate of $2,000 per month towards his office expense.

(f)                                    Health Insurance. Executive shall be entitled at his election but at the Company’s expense, either to participate in and receive benefits under policies of health insurance maintained by the Company for its employees or reimbursement for premiums paid by the Executive or on behalf of the executive for comparable health insurance.

5.                                       Early Termination.

(a)                                  Notwithstanding the provisions of Section 2 hereof, Executive may be discharged by the Company for Cause (as defined in Section 5(d) hereof), in which event the Period of Employment hereunder shall cease and terminate and the Company shall have no further obligations or duties under this Agreement, except for obligations accrued under Section 4 at the date of termination.  In addition, the Period of Employment shall cease and terminate upon the earliest to occur of the following events:  (i) the death of Executive or (ii) (subject to the Americans With Disabilities Act), the inability of Executive by reason of physical or mental disability to continue the proper performance of his duties hereunder for a period of 180 consecutive days.  Upon termination of the Period of Employment pursuant to the preceding sentence, the Company shall continue to pay to Executive or his estate, as the case may be, the entire compensation and expenses otherwise payable to him under Section 4 hereof for the longer of the remaining term of this Agreement or eighteen (18) months.

(b)                                 In the event Executive is discharged by the Company other than for Cause (as defined in Section 5(d) hereof) or other than pursuant to Section 5(a) hereof by reason of physical or mental disability, Executive shall have no further obligations or duties under this Agreement; provided, however, that Executive shall continue to be bound by the provisions of Section 6 hereof if the Company performs its obligations under this Section 5(b).  In the event of termination of the Period of Employment pursuant to the preceding sentence, the Company shall continue to pay Executive the entire compensation otherwise payable to him under the provisions of Section 4 hereof for the otherwise remaining Period of Employment without any duty on the part of Executive to mitigate such payments; provided, however, that if Executive should die prior to the end of such period, the provisions of Section 5(a) hereof shall be applicable as though Executive’s employment hereunder had not been so terminated.

(c)                                  Notwithstanding Section 5(b) hereof, in the event that following a Change in Control (as defined in Section 5(f) hereof) Executive is discharged by the Company other than for Cause (as defined in Section 5(d) hereof) or other than pursuant to Section 5(a) hereof by reason of physical or mental disability, or Executive terminates employment with the Company for Good Reason (as defined in Section 5(e) hereof), Executive shall have no further obligations or duties under this Agreement; provided, however, that Executive shall continue to be bound by the provisions of Section 6 hereof if the Company performs its obligations under this Section 5(c).  In the event of termination of the Period of Employment pursuant to the preceding sentence, the Company shall, in addition to paying the obligations accrued under Section 4 at the date of termination, (i) pay Executive, within 30 days of such termination, a cash severance payment, with no duty by Executive to mitigate such payment, in an amount equal to 1.5 times the annual base salary payable to Executive under Section 4(a) on the day before such termination; and (ii) pay on Executive’s behalf the next two annual premium payments for Executive’s deferred compensation plan referred to in Section 4(c) above.

(d)                                 For purposes of this Section 5, the term “Cause” shall mean (i) conviction of a felony, (ii) embezzlement or misappropriation of funds or property of the Company or any of its Affiliates, (iii) Executive’s consistent refusal to substantially perform, or willful misconduct in the substantial performance of, his duties and obligations hereunder; or (iv) Executive’s engaging in activity that the Board of Directors determines in its reasonable judgment would result in the suspension or revocation of any video lottery, parimutuel, or other gaming license or permit held by the Company or any of its subsidiaries.

(e)                                  For purposes of this Section 5, the term “Good Reason” shall mean (i) the assignment to Executive of any duties or responsibilities which in the reasonable judgment of Executive are inconsistent in any respect with Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3, or any other action by the Company which in the reasonable judgment of Executive results in a substantial diminishment in such position, authority, duties or responsibilities (provided, however, that the assignment of tasks or responsibilities previously performed by Executive to Executive’s subordinates shall not constitute Good Reason); (ii) the Company’s requiring relocation of Executive, except for travel reasonably required in the performance of Executive’s responsibilities; or (iii) the Company’s failure to substantially comply with the provisions of Section 4 of this Agreement.

(f)                                    For purpose of this Section 5, the term “Change in Control” shall mean: (i) a change in control of a nature that would be required to be reported in response to Item 6(e) of

Schedule 14A, as in effect on the date hereof, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (ii) any person, including a “group” as such term used in Section 13(d)(3) of the Exchange Act, becoming the beneficial owner, directly or indirectly, of 20% or more of the combined voting power of the Company’s outstanding voting securities other than a person who was an officer or director of the Company on the date of this Agreement; or (iii) individuals who, as of the date hereof, constitute the Board of Directors ceasing for any reason to constitute at least a majority of the Board of Directors.

6.                                       Confidentiality and Non-Competition:

(a)                                  The Company and Executive acknowledge that the services to be performed by Executive under this Agreement are unique and extraordinary and, as a result of such employment, Executive will be in possession of confidential information and trade secrets (collectively, “Confidential Material”) relating to the business practices of the Company and its affiliates.  Executive agrees that he will not, directly or indirectly, (i) disclose to any other person or entity either during or after his employment by the Company or (ii) use, except during his employment by the Company in the business and for the benefit of the Company or any of its affiliates, any Confidential Material acquired by Executive during his employment by the Company, without the prior written consent of the Company or otherwise than as required by law or any rule or regulation of any federal or state authority.  Upon termination of his employment with the Company for any reason, Executive agrees to return to the Company all tangible manifestations of Confidential Materials and all copies thereof.  All programs, ideas, strategies approaches, practices or inventions created, developed, obtained or conceived of by Executive prior to or during the term hereof by reason of his engagement by the Company, shall be owned by and belong exclusively to the Company, provided that they are related in any manner to its business or that of any of its

Affiliates.  Executive shall (i) promptly disclose all such programs, ideas, strategies, approaches, practices, inventions or business opportunities to the Company, and (ii) execute and deliver to the Company, without additional compensation, such instruments as the Company may require from time to time to evidence its ownership of any such items.

(b)                                 Executive agrees that during the term hereof, and for any period during which or for which Executive is receiving compensation pursuant to Section 4(a) hereof, he will not become a stockholder, director, officer, employee or agent of or consultant to any corporation (other than an Affiliate), or member of or consultant to any partnership or other entity, or engage in any business as a sole proprietor or act as a consultant to any such entity, or otherwise engage, directly or indirectly, in any enterprise, in each case which competes with any business or activity engaged in, or known by Executive to be contemplated to be engaged in, by the Company or any of its Affiliates within ninety miles (5 miles with respect to operations in the State of Nevada) of any location in which the company or any Affiliate does business or in which Executive has knowledge that the Company or any of its Affiliates contemplates doing business; provided, however, that competition shall not include the ownership (solely as an investor and without any other participation in or contact with the management of the business) of less than five percent (5%) of the outstanding shares of stock of any corporation engaged in any such business, which shares are regularly traded on a national securities exchange or in an over-the-counter market.  Executive agrees that during the non-compete period referred to in this Section 6, neither Executive nor any person or enterprise controlled by Executive will solicit for employment any person employed by the Company or any of its Affiliates at, or at any time within three months prior to, the time of the solicitation.

(c)                                  Executive agrees that the remedy at law for any breach by him of this Section 6 will be inadequate and that the Company shall be entitled to injunctive relief.

7.                                       General.  This Agreement is further governed by the following provisions:

(a)                                  Notices.  Any notice or other communication required or permitted to be given hereunder shall be made in writing and shall be delivered in person, by facsimile transmission or mailed by prepaid registered or certified mail, return receipt requested, addressed to the parties at the address stated above or to such other address as either party shall have furnished in writing in accordance with this Section.  Such notices or communications shall be effective upon delivery if delivered in person or by facsimile and either upon actual receipt or three (3) days after mailing, whichever is earlier, if delivered by mail.

(b)                                 Parties In Interest.  This Agreement shall be binding upon and inure to the benefit of Executive, and it shall be binding upon and inure to the benefit of the Company and any corporation succeeding to all or substantially all of the business and assets of the Company by merger, consolidation, purchase of assets or otherwise.

(c)                                  Arbitration.  Any disputes arising under the terms of this Agreement shall be settled by binding arbitration between the parties in Hancock County, West Virginia in a proceeding held under the rules of the American Arbitration Association.  In such proceeding, each party shall choose one arbitrator and the two so chosen shall choose a third arbitrator.  The vote of two of the arbitrators shall be sufficient to determine an award.

(d)                                 Entire Agreement.  This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by the Company and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever.  Any modification of this Agreement will be effective only if it is in writing signed by the party to be charged.

(e)                                  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the choice of law or conflicts of law rules and laws of such jurisdiction.

(f)                                    Severability.  In the event that any term or condition contained in this Agreement shall for any reason be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or condition of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable term or condition had never been contained herein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

MTR GAMING GROUP, INC.

/s/ Robert A. Blatt	/s/ Edson R. Arneault
Robert A. Blatt	Edson R. Arneault,
President, Chairman & Chief Executive Officer

/s/ Donald J. Duffy
Donald J. Duffy,
Chairman of the Compensation Committee

/s/ LC Greenwood
LC Greenwood,
Member of the Compensation Committee
[signed on December 22, 2004]